CONTACTS:
Donald R. Peck
LoJack Corporation
(781) 302-4200

David Calusdian
Sharon Merrill Associates
(617) 542-5300

LOJACK CORPORATION REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER 2013

Highlights

•	First-Quarter LoJack U.S. Dealer Channel Unit Volume Up 17%, Outpacing Retail Auto Industry Growth

•	Pre-Install Programs Account for 44% of Unit Sales, Up from 31% in Q1 2012

•	New Fleet Telematics Product Deployed in Pilot Testing; Launched in April

•	International Licensee Revenues Grow 6% as Company Awaits Resumption of Product Sales to Argentina

•	Company Confirms Guidance of Double-Digit Revenue Growth for Full-Year 2013

Canton, MA, May 2, 2013 – LoJack Corporation (NASDAQ GS: LOJN), the company that created the stolen vehicle recovery market, today reported financial results for the first quarter of 2013 ended March 31, 2013.

“Our initiatives to stabilize and then grow our core stolen vehicle recovery business had a positive effect on our LoJack unit sales performance in the first quarter,” said Randy L. Ortiz, the Company's Chief Executive Officer and President. “During the first quarter we grew our domestic unit volume 17% from the same period in 2012, nearly doubling the 8.8% unit volume growth for the domestic retail auto industry. Our strategy includes reestablishing sales and marketing relationships with the nation's top-volume dealer groups, and we have reorganized our U.S. sales team to focus on the largest accounts. During the first quarter, LoJack installations with the nation's top 125 dealer groups located within our coverage area increased 35% compared with the same quarter last year.”

“We believe that the growth in our U.S. dealer channel underscores the powerful value proposition inherent in our pre-install program, which we believe is a more sustainable business model going forward,” continued Ortiz. “These programs accounted for 44% of our unit volume in the first quarter this year, versus 31% in the first quarter of 2012.”

“We continue to make progress in advancing our strategy to extend our brand reputation for safety, security and protection to vehicle telematics,” said Ortiz. “During the quarter we deployed in pilot testing our inaugural telematics product - LoJack Fleet Management Solutions Powered by TomTom. We recently exhibited this new system, which provides fleet owners with online access to data captured for every vehicle, at the NAFA Fleet Management Association Institute and Expo. We are exploring new telematics products for the dealer/OEM and insurance segments as well.”

Consolidated revenue for the first quarter of 2013 was $31.2 million, compared with $34.3 million for the first quarter of 2012. U.S. revenue declined 12% to $21.6 million from $24.7 million for the same quarter a year earlier, reflecting $3.1 million in one-time extended warranty liability transfer revenue in the first quarter of 2012 that did not recur in the first quarter of 2013. International licensee revenue was $5.7 million in the first quarter of 2013 versus $5.4 million in the comparable quarter of 2012. The Company did not have any product shipments to Argentina during the first quarter of 2013, but expects resumption of shipments in the coming weeks.

Consolidated gross profit for the first quarter of 2013 was $16.5 million, or 52.8% of revenue, compared with $18.7 million, or 54.4% of revenue, in the same quarter of 2012. Gross profit for the first quarter of 2012 included $2.8 million of gross margin related to the extended warranty liability transfer. Excluding the impact of the non-recurring extended warranty liability transfer, gross margin improved over the same period last year.

Operating expenses in the first quarter of 2013 were $22.1 million, an increase of 14% from $19.3 million in the first quarter of 2012, reflecting significantly higher outside legal fees as well as expenses related to the Company's new enterprise resource planning implementation. Outside legal expenses for the first quarter of 2013 were $2.7 million, a 50% increase over the same quarter last year, primarily due to the arbitration hearing related to litigation with the Company's Brazilian licensee. The Company also incurred approximately $700,000 of expenses related to its new ERP system, which is currently scheduled for rollout in 2014. The Company incurred approximately $422,000 of expenses during the first quarter of 2013 related to its business development efforts and the extension of its product line, which the Company expects will contribute to its revenues in the coming quarters. The Company also hired a new Chief Technology Officer during the quarter to execute on product development strategies and initiatives.

Net loss attributable to LoJack Corporation for the first quarter of 2013 was $5.7 million, or $0.32 per share, compared with net loss of $0.3 million, or $0.02 per share, in the comparable period of 2012. Adjusted EBITDA for the first quarter of 2013, which excludes the items reflected in Table 1, was a loss of $4.1 million, compared with adjusted EBITDA of $1.4 million in the first quarter of 2012.

Business Outlook
Ortiz noted, “Going forward, we will continue to pursue our strategy to grow our domestic stolen vehicle recovery business and extend our brand reputation for safety, security and protection to vehicle telematics. We are quickly becoming a data-driven company with stronger process discipline to improve our functional and technical excellence. From a financial perspective, we are focused on properly allocating capital to fund our growth plan and improve our balance sheet, as well as efficiently managing our cash while making investments in the systems, people and the processes that we expect will grow LoJack's enterprise value for the long term.”

For full-year 2013, LoJack continues to expect that consolidated revenue will increase approximately 10% over 2012, and that adjusted EBITDA will be in the range of 3 to 7% of consolidated revenue for the full year.

First-Quarter Financial Results Conference Call
In conjunction with its first-quarter 2013 financial results, LoJack will host a conference call for investors and analysts at 8:30 a.m. ET today. To access the webcast of the call, log onto http://www.lojack.com (click “About Us,” “Investor Relations,” and then click “Events and Presentations”). The live call can also be accessed by 877-868-1835 (toll-free) or 914-495-8581 (international) and using 41301581 as the conference ID. An archive of the webcast will be available on the Company's website.

About LoJack Corporation
LoJack Corporation, the company that has helped more than nine million people protect their vehicles in the event of theft over the past 25+ years, today provides safety, security and protection for an ever-growing range of valuable assets and people. Leveraging its core strengths, including its well-known brand, direct integration with law enforcement and dealer distribution network, LoJack Corporation is expanding into new areas across the continuum from theft deterrence to recovery. The Company is focusing on creating a new level of value for its dealer, customer and investor communities by delivering innovative offerings and multiple technologies in expanding geographies. For more information, visit www.lojack.com, www.autotheftblog.com, www.youtube.com/lojack, www.twitter.com/LoJackCorp or www.Facebook.com/LoJackCorp.

Safe Harbor Regarding Forward Looking Statements
From time to time, information provided by the Company or statements made by its employees may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. You can identify these statements by use of the words “assumes,” “believes,” “estimates,” “expects,” “will,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. Any statements in this news release that are not statements of historical fact are forward-looking statements, including, but not limited to, statements concerning (a) the Company's markets, including the domestic auto market and international markets, (b) conditions in the automotive industry and market trends, (c) the Company's strategic initiatives and plans for growth and future operations, including with respect to the Company's pre-install programs , (d) the Company's relationships with consumers, dealer groups and other dealer-partners, (e) the Company' strategic alliance with TomTom, (f) the development of new products and services, (g) the Company's future financial performance, including expected revenue and adjusted EBITDA and the expected timing of product shipments to Argentina, and (h) the Company's allocation of capital, future investments and cash management. Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the Company's products and services, including our pre-install program; (ii) our ability to obtain financing from lenders; (iii) the outcome of ongoing litigation involving the Company; (iv) the final resolution of the settlement of the California wage-and-hour class action lawsuits; (v) the rate of growth in the industries of the Company's customers; (vi) our relationships with dealers, licensees and partners and the strength of their business; (vii) the presence of competitors with greater technical, marketing, and financial resources; (viii) the Company's customers' ability to access the credit markets, including changes in interest rates; (ix) the Company's ability to promptly and effectively respond to technological change to meet evolving customer needs; (x) the Company's ability to successfully expand its operations, including through the introduction of new products and services; (xi) conditions in the automotive retail market and changes in customer demand and automotive production schedules; (xii) the Company's ability to achieve the expected benefits of its strategic alliance with TomTom; (xiii) changes in general economic or geopolitical conditions, including the European debt crisis; and (xiv) trade tensions and governmental regulations and restrictions on sales to our licensees. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the Company, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the Company's other filings with the Securities and Exchange Commission.

Readers should not place undue reliance on any forward-looking statements, which only speak as of the date made. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA. The Company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the Company's core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1 – Adjusted EBITDA Computation

GAAP to Pro Forma Non-GAAP Reconciliation
(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2013	March 31, 2012
	$	$

Net income (loss), as reported	(5,636)	(295)
Adjusted for:
Provision for income taxes	(74)	257
Other income (expense)	(76)	607
Operating income (loss)	(5,634)	(645)
Adjusted for:
Depreciation and amortization	1,129	1,197
Stock compensation expense	422	872
Adjusted EBITDA	(4,083)	1,424

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)

Revenue	$31,220	$34,302

Cost of goods sold	14,748	15,639

Gross profit	16,472	18,663

Costs and expenses:
Product development	1,442	1,514
Sales and marketing	8,278	6,969
General and administrative	11,321	9,685
Depreciation and amortization	1,065	1,140
Total	22,106	19,308

Operating loss	(5,634)	(645)

Other income (expense):
Interest income	21	38
Interest expense	(198)	(170)
Other, net	101	739
Total	(76)	607

Loss before (benefit) provision for income taxes	(5,710)	(38)
(Benefit) provision for income taxes	(74)	257
Net loss	(5,636)	(295)
Net income attributable to noncontrolling interest in consolidated subsidiary	39	13
Net loss attributable to LoJack Corporation	$(5,675)	$(308)

Net loss per diluted share attributable to LoJack Corporation	$(0.32)	$(0.02)

Weighted average diluted common shares outstanding	17,591,344	17,388,528

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,993	$48,592
Restricted cash	118	225
Marketable securities at fair value	1,959	1,877
Accounts receivable, net	18,823	20,037
Inventories	7,887	7,123
Prepaid and other expenses	3,035	2,917
Prepaid and receivable income taxes	1,493	1,319
Deferred income taxes	776	586
Total current assets	80,084	82,676
PROPERTY AND EQUIPMENT	11,322	11,686
DEFERRED INCOME TAXES	150	145
INTANGIBLE ASSETS—NET	98	100
GOODWILL	1,245	1,245
OTHER ASSETS—NET	5,797	6,076
TOTAL ASSETS	$98,696	$101,928
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short term debt	$274	$274
Accounts payable	5,893	5,979
Accrued and other liabilities	17,466	15,827
Current portion of deferred revenue	12,499	13,274
Accrued compensation	3,883	3,290
Total current liabilities	40,015	38,644
LONG TERM DEBT	14,321	13,820
DEFERRED REVENUE	12,659	13,395
DEFERRED INCOME TAXES	776	586
OTHER ACCRUED LIABILITIES	3,996	3,994
ACCRUED COMPENSATION	1,564	1,243
Total liabilities	73,331	71,682
COMMITMENTS AND CONTINGENT LIABILITIES
EQUITY:
Preferred stock—$.01 par value; authorized, 10,000,000 shares	—	—
Common stock—$.01 par value; authorized, 35,000,000 shares; issued and outstanding 18,271,521 at March 31, 2013 and 18,187,703 at December 31, 2012	182	182
Additional paid-in capital	23,655	23,261
Accumulated other comprehensive income	6,552	6,191
Retained earnings	(4,938)	737
Total LoJack Corporation equity	25,451	30,371
Noncontrolling interest in subsidiary	(86)	(125)
Total equity	25,365	30,246
TOTAL LIABILITIES AND EQUITY	$98,696	$101,928